UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 2, 2015

Frontier Communications Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-11001	06-0619596
(State or Other Jurisdiction Of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3 High Ridge Park, Stamford, Connecticut	06905
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 614-5600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On June 2, 2015, Frontier Communications Corporation (“Frontier”) announced that it has commenced registered offerings of $750 million of common stock, par value $0.25 per share, and $1.750 billion of mandatory convertible preferred stock, par value $0.01 per share. Pursuant to the offerings, Frontier intends to grant the underwriters an option to purchase from Frontier up to an additional $75 million of common stock and up to an additional $175 million of mandatory convertible preferred stock. A copy of Frontier’s press release issued on June 2, 2015 announcing the launch of its registered offerings is filed herewith as Exhibit 99.1 and incorporated herein by reference.

In light of the proposed offerings of common stock and mandatory convertible preferred stock described under Item 8.01 below, Frontier expects its proposed acquisition of the wireline properties of Verizon Communications Inc. (“Verizon”) in California, Texas and Florida to be approximately 30% accretive to leveraged free cash flow per share in the first full year following the consummation of the acquisition and to improve Frontier’s dividend payout ratio by approximately eight percentage points in the first full year following the consummation of the acquisition.

Frontier defines “leveraged free cash flow per share” as the amount of free cash flow available per share of common stock and mandatory convertible preferred stock outstanding. Leveraged free cash flow is calculated as operating cash flow after adjusting for pension and other post-employment benefit costs, severance costs, and acquisition integration costs, interest and dividend income and stock-based compensation. The amount is further adjusted for cash taxes, and reduced for capital expenditures and interest expense. Frontier defines “dividend payout ratio” as the proportion of leveraged free cash flow that is paid out in the form of dividends on common stock and mandatory convertible preferred stock.

Frontier’s statements with respect to its expectations surrounding leveraged free cash flow and dividend payout ratio constitute “forward-looking statements.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. The anticipated increases in leveraged free cash flow and dividend payout ratio are based on estimates and assumptions that Frontier considers to be reasonable but that are inherently uncertain. For Frontier, particular uncertainties that could cause actual results to be materially different than those expressed in its forward-looking statements include: risks related to the pending acquisition of properties from Verizon, including Frontier’s ability to complete the acquisition of such operations, Frontier’s ability to successfully integrate operations, Frontier’s ability to realize anticipated cost savings, sufficiency of the assets to be acquired from Verizon, Frontier’s ability to migrate Verizon’s operations from Verizon owned and operated systems and processes to Frontier’s owned and operated systems and processes successfully, failure to enter into or obtain, or delays in entering into or obtaining, certain agreements and consents necessary to operate the acquired business as planned, failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory approvals for the acquisition, and increased expenses incurred due to activities related to the transaction; as well as the other factors that are described in Frontier’s filings with the U.S. Securities and Exchange Commission, including Frontier’s reports on Forms 10-K and 10-Q. These risks and uncertainties may cause Frontier’s actual future results to be materially different than those expressed in its forward-looking statements. As a result, there can be no assurance that the anticipated increases in leveraged free cash flow per share or dividend payout ratio will be realized to the extent that Frontier currently expects or in the timeframe Frontier currently anticipates. Frontier does not undertake to update or revise these forward-looking statements. A reconciliation of projected leveraged free cash flow to operating cash flow calculated in accordance with GAAP is not available on a forward-looking basis without unreasonable effort due to an inability to make accurate projections and estimates related to certain information needed to calculate certain components of the reconciliation.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release of Frontier Communications Corporation released on June 2, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRONTIER COMMUNICATIONS CORPORATION

Date: June 2, 2015	By:	/s/ Mark D. Nielsen
Mark D. Nielsen
Executive Vice President,
General Counsel and Secretary

EXHIBIT INDEX

99.1	Press Release of Frontier Communications Corporation released on June 2, 2015.